EXHIBIT 4.8
INTEREST ONLY 6 MONTH TERM NOTE WITH BALLOON PAYMENT

$250,000.00 Chicago, Illinois

APRIL 12, 2010

FOR VALUE RECEIVED, the undersigned, Integrated Environmental Technologies, Ltd., a corporation duly organized under the laws of Nevada with principal offices at 4235 Commerce Street Little River, South Carolina 29566 (hereinafter referred to as either "Borrower" or "Maker"), hereby promises to pay to the order of Ian L. Erdos, as Trustee of the RHI Family Trust, whose principal office is at 4730 N. Leamington, Chicago, Illinois 60630 (Lender), or at such other place as the holder hereof from time to time may designate in writing, the principal sum of TWO HUNDRED FIFTY THOUSAND AND NO/100THS DOLLARS ($250,000.00) (the “Loan”) in lawful money of the United States of America, together with interest on the balance of principal remaining from time to time unpaid at the Interest Rate (hereinafter defined), such principal and interest to be paid to the holder in monthly installments in the following manner:

(a) Interest. Commencing as of May 1, 2010, Borrower shall pay interest to Lender on the outstanding and unpaid principal amount of the Loan at a per annum rate equal to the base margin rate charged by Fidelity Investments plus 3.25%, currently at the overall rate of 9.825%. Any change in the interest rate resulting from a change in the Fidelity Margin Base Rate shall become effective as of the opening of business on the day on which such change in the Fidelity    Margin Base Rate shall become effective.  Interest shall be calculated on the basis of a year of 360 days from the actual number of days elapsed. Interest shall be   paid in immediately available funds on the first day of each month and at maturity at the Principal Office. Any principal amount not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable  on demand, at a rate that shall be ten percent (10%) above the rate that would otherwise be applicable.

(b) On November 1, 2010 (the “Maturity Date”) a final payment of all accrued but unpaid interest, and a final payment of all unpaid principal evidenced hereby and all other sums then due to the holder hereof in immediately available funds.

(c) Loan Fee. As more fully set forth in the Promissory Note Agreement, Borrower shall pay a Loan Fee at the time of the distribution of funds to Maker.

All such payments on account of the indebtedness evidenced by this Note (the "Indebtedness") shall be applied first to interest on the unpaid principal balance at the Interest Rate, secondly to all other sums due the holder hereunder, and the remainder to reduce unpaid principal.

As used in this Note, the term "Interest Rate" shall be as defined in paragraph (a) above.  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.

Repayment of this Note may be secured by various Loan Documents (as such term  is defined in that certain Loan Agreement (the "Loan Agreement") of even date herewith between Maker and Lender and which attaches to and becomes a part of this Note  herewith), including, without limitation, Assignment of Rents and Leases (the "Assignment"), Security Agreement (the "Security Agreement"), and certain Uniform Commercial Code Financing Statements (the "Financing Statements") each of even date herewith or a date subsequent hereto if later requested by Lender to be executed for the benefit of Lender.  The Security Agreement and Financing Statements encumber personal property, accounts receivable, other rights to payment and general intangibles of Maker.  The loan is further secured by the Loan Documents as defined in the Loan Agreement.

Maker shall have the right to prepay this Note at any time in part or whole. Any and all prepayments shall be accompanied by payment of all accrued and unpaid interest on this Note to the date of the prepayment.  No partial prepayment shall operate   to defer or reduce the scheduled payments of principal of or interest on this Note.  No amount prepaid may be borrowed again.

Interest after maturity (whether by acceleration or otherwise) shall be paid on the unpaid balance at the rate of Ten Percent (10%) per annum plus the Interest Rate (the "Default Rate").

If any installment of principal or interest due hereunder, shall become overdue for a period in excess of five (5) days, Maker shall, in addition to any other charges provided for hereunder, pay to the holder hereof a "late charge" of $250, in order to defray part of the increased cost of collection occasioned by any late payments, as liquidated damages and not as a penalty.

Maker hereby authorizes Lender to charge any account of the Maker at any financial institution for the payment when due of all amounts payable under this Note.

AND IT IS HEREBY EXPRESSLY AGREED by Maker that time is of the essence hereof, and if (i) any default occurs in any payment of principal or interest hereunder on    any date on which any such payment becomes due and such default continues for five (5) days after written notice thereof to Maker, or (ii) any default occurs in the performance or observance of any term or agreement or condition contained in this Note and such default continues for said five (5) days after written notice thereof (provided that if Maker is diligently proceeding to cure the aforesaid default Maker shall be given an additional ten  (10) days to cure the same but in no event longer than twenty (20) days from the giving of notice), or (iii) if a default occurs under any Loan Document which is not cured within the time period expressly provided therefor, (each of the foregoing referred to herein as an "Event of Default") then at the option of the holder hereof:

(a)                 the holder hereof may collect interest on the entire unpaid balance of said principal sum computed at a rate of interest on a daily basis from the date of such Event of Default until such Event of Default is cured by Maker at the Default Rate; and

(b) the holder may, in addition, declare the entire unpaid balance of said  principal sum, with interest accrued thereon, and other sums due from Maker hereunder and under the Mortgage, to be immediately due and payable, with notice as provided for herein; and

(c) the holder may, in addition, pursue each and every other right, remedy and power under this Note, the Loan Agreement, and the other Loan Documents including, without limitation, the Mortgage and all other instruments related hereto and thereto and at law and in equity.

All terms, conditions and agreements herein are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the holders hereof for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful interest rate permissible under applicable laws.  If, from any circumstances whatsoever, fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then ipso facto, the  obligation to be fulfilled shall be reduced to the limit of such validity, and if under any circumstances the holder hereof shall ever receive as interest an amount which would  exceed the highest lawful rate such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not the payment of interest.

Except as limited hereafter, the rights, remedies and powers of the holder hereof, as provided in this Note, the Loan Agreement or the other Loan Documents, in all other security documents given at any time to secure the payment hereof, are cumulative and concurrent, and may be pursued singly, successively or together against Maker, the   property described in the Mortgage, and any other security given at any time to secure the payment hereof, all at the sole discretion of the holder hereof.

Maker specifically acknowledges that the terms of the Promissory Note Agreement are incorporated herein as though fully set forth hereon and shall be deemed a part of this Note.

Except for any notices provided herein or in any of the other Loan Documents, Maker waives presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and except as limited hereafter, agrees that its liability shall be joint, several and unconditional and without regard to the liability of any other party and shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification that may be granted by any holder hereof with respect to the payment or other provisions of this Note, and to the release of any collateral given to secure the payment hereof, or any part thereof, with or without substitution, and agree that additional makers or endorsers may become parties herewith without notice to Maker or such   endorsers and without affecting the liability of any of them hereunder.

No holder hereof shall, by any act of omission or commission be deemed to waive any of its rights, remedies or powers hereunder or otherwise unless such waiver is in writing and signed by the holder hereof and then only to the extent specifically set forth herein.  A waiver of one event of default shall not be construed as continuing or as a bar to or waiver of such right, remedy or power on a subsequent event of default.

Notwithstanding any provision to the contrary contained in this Note or in any agreement securing or relating to the debt evidenced hereby, it is expressly provided that in no case or event whatsoever shall the aggregate of (i) all interest on the advanced and unpaid balance hereof, accrued or paid from the date hereof, and (ii) the aggregate of any other amounts accrued or paid pursuant hereto or to any such other agreement, which under applicable law are or may be deemed to constitute interest, ever exceed the maximum rate or amount of interest which could lawfully be contracted for, charged or received on the advanced and unpaid principal balance hereof plus any other pertinent indebtedness.  It is expressly stipulated and agreed that it is the intent of the Maker and the Bank to contract in strict compliance with the applicable usury laws from time to time in effect.  In furtherance of this stipulation, none of the terms of this Note, or of any related agreement shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate permitted to be contracted for, charged or received by applicable law. If any term or provision of this Note or of any related agreement under any circumstances would require  the payment of any amount for the use, forbearance, or detention of money which, in  addition to all other amounts theretofore paid and constituting interest under the applicable law, would exceed the maximum rate of interest which could lawfully be charged under   such circumstances, then the amount which Maker or any other person liable therefor is obligated to pay in such circumstance, but only in such circumstance, is hereby  automatically reduced to the maximum amount which could lawfully be charged under applicable law. If under any circumstances the aggregate amounts paid hereon include amounts which by law are deemed interest which would exceed the maximum amount of interest which could lawfully have been contracted for, charged or received, Maker stipulates that such amounts will be deemed to have been paid as a result of an error on the part of both Maker and Bank, and the party receiving such excess payment shall, promptly upon receiving such payment or upon notice from Maker, refund the amount of such excess or, at the Bank's option, credit such excess against the unpaid principal balance hereof.  In addition, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the indebtedness represented hereby, in any manner provided or permitted by law to the end   that the actual rate of interest hereon shall never exceed the applicable maximum rate.  If, at the maturity or final payment hereof, whether by reason of acceleration or otherwise, the total of amounts theretofore paid in respect of the indebtedness represented hereby which is deemed interest under applicable law exceeds the amount of interest which might lawfully have been charged or collected thereon, then the amount of such excess shall be automatically applied to principal, and the amount payable upon such maturity or final payment shall be reduced accordingly.

If this Note is placed in the hands of any attorney for collection by civil action or otherwise, or to endorse its collection or to protect any security for its payment, Maker shall pay all reasonable costs of collection and litigation together with reasonable attorneys’ fees.

Maker warrants and represents to the Bank that the proceeds of this Note will be used solely for business or commercial purposes, and in no way will the proceeds be used for personal, family, or household purposes.

Any and all notices given in connection with this Note shall be deemed adequately given only if in writing and addressed to the party for whom such notices are intended at the address set forth below.  All notices shall be sent by personal delivery, Federal Express or other over-night messenger service, first class registered or certified mail, postage prepaid, return receipt requested or by other means at least as fast and reliable as first class mail.  A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Note; (b) the date delivery shall have been refused at the address required by this Note; or (c) with respect to notices sent by mail, the date as of which the postal service shall have indicated such notice to be undeliverable at the address required by this Note. Any and all notices referred to in this Note, or which either party desires to give to the other, shall be addressed as follows:

If to Maker:                                William E. Prince, CEO
Integrated Environmental Technologies, Ltd
4235 Commerce Street
Little River, South Carolina 29566

If to Lender:                                 RHl Family Trust
4730 North Leamington Chicago, Illinois 60630
Attn: Ian L. Erdos, Trustee

The above addresses may be changed by notice of such change, mailed as provided herein, to the last address designated.

Choice of Law, Jurisdiction.

(a) Choice of Law. This Note shall be governed by and construed in accordance with the laws of the State of Illinois and applicable laws of the United States of America.

(b) Exclusive Jurisdiction. Except as provided in subsection (c), Maker and Lender agree that all disputes between them arising out of, connected with,  related to, or incidental to the relationship established between them in connection with this Note, the Mortgage and the other Loan Documents, and whether arising in contract, tort, equity, or otherwise, may, in Lender's sole and exclusive discretion, be resolved by state or federal courts located in Cook County, Illinois, but each of Maker and Lender acknowledges that any appeals from those courts may have to be heard by a court located outside of Cook County, Illinois. Each party waives in all disputes any objection that it may have to the location of the court considering the dispute and accepts Cook County, Illinois.

(c)  Other Jurisdictions.  Maker agrees that Lender shall have the right to proceed against Maker in a court in any location to enable Lender realize or obtain maker's property or to enforce a judgment or other court order entered in favor of Lender. Maker agrees that it shall not assert any permissive counterclaims in any proceeding brought in accordance with this provision by Lender to realize on such property, or to enforce a judgment or other court order in favor of Lender. Maker waives any objection that it may have to the location of the court in which Lender has commenced a proceeding described in this subsection.

Maker hereby represents and warrants that it has had the opportunity to consult and conferred with competent legal counsel of its choice before executing this note and all other loan documents.  Maker further represents and warrants that it has read and understood the term of this Note and intends to be bound hereby.  In the event of an ambiguity or conflict in the terms hereof the rule of construction requiring resolution against the drafter of the document shall not be applied.

Waiver of Trial by Jury. MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT,    COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR     ACTIONS OF EITHER PARTY. MAKER HEREBY EXPRESSLY ACKNOWLEDGES THIS WAIVER IS A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS NOTE AND TO MAKE THE LOAN EVIDENCED HEREBY AND BY THE OTHER LOAN DOCUMENTS.

MAKER HAS READ AND UNDERSTANDS THE FOREGOING AND ACKNOWLEDGES THAT MAKER IS GIVING UP MAKER'S RIGHT TO A JURY TRIAL BY INITIALING IN THE FOLLOWING SPACE:

IN WITNESS WHEREOF, the undersigned has delivered this Note as of the date set forth above.

Integrated Environmental Technologies, Ltd.

By:  /s/  William E. Prince
       William E. Prince, Chief Executive Officer

Witness:

By:  /s/  Marion C. Sofield
       Secretary